UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2021

Nasdaq, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38855	52-1165937
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

151 W. 42nd Street, New York, New York 10036

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: +1 212 401 8700

No change since last report

(Former Name or Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	NDAQ	The Nasdaq Stock Market
0.875% Senior Notes due 2030	NDAQ30	The Nasdaq Stock Market
1.75% Senior Notes due 2029	NDAQ29	The Nasdaq Stock Market
1.75% Senior Notes due 2023	NDAQ23	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company.  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.	Other Events

Purchase Agreement

On February 2, 2021, Nasdaq, Inc. (“Nasdaq”) announced that it has entered into a purchase and sale agreement (the “Purchase Agreement”) to sell its U.S. fixed income business, Nasdaq Fixed Income (“NFI”), to an affiliate of Tradeweb Markets Inc. (“Tradeweb”). Pursuant to the Purchase Agreement, an affiliate of Tradeweb will acquire all of the outstanding equity interests in certain subsidiaries of Nasdaq and certain assets and liabilities related to NFI (the “Transaction”).

The closing of the Transaction is subject to regulatory approvals and the satisfaction of other customary conditions, and is expected to occur later in 2021.

Acceleration of Share Issuance

Under the terms of the purchase agreement, dated April 1, 2013 (the “2013 Purchase Agreement”), by and among Nasdaq and BGC Partners, L.P. (“BGC”) and certain of BGC’s affiliates, Nasdaq has a contingent obligation to issue 992,247 shares of Nasdaq common stock to BGC or its assignees every year through 2027 as set forth in the 2013 Purchase Agreement. Upon the closing of the Transaction, the aggregate number of Nasdaq shares that remain subject to this contingent obligation is expected to be reduced (pursuant to the discounting adjustment provisions set forth in the 2013 Purchase Agreement) and accelerated, which would result in an issuance to BGC or its assignees of an aggregate of approximately 6.2 million shares of Nasdaq in 2021.

Share Repurchase Program

On January 26, 2021, the Board of Directors (the “Board”) of Nasdaq authorized an additional $1 billion under Nasdaq’s existing share repurchase program, subject to, and conditioned upon, the closing of the Transaction and the acceleration of the issuance of shares to BGC or its assignees. Following such authorization, the aggregate amount authorized under Nasdaq’s share repurchase program is equal to $1.41 billion. Purchases under the share repurchase program may be made from time to time at prevailing market prices in open market purchases, privately-negotiated transactions, block purchase techniques or otherwise, as determined by Nasdaq’s management. The share repurchase program may be suspended, modified or discontinued at any time and does not have a defined expiration date.

Press Release

On February 2, 2021, Nasdaq issued a press release announcing the Transaction. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed as part of this Current Report on Form 8-K:

Exhibit Number	Description

99.1	Nasdaq, Inc. Press Release, dated February 2, 2021.

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 2, 2021	NASDAQ, INC.

	By:	/s/ John A. Zecca
	Name:	John A. Zecca
	Title:	Executive Vice President and Chief Legal Officer